EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 2, 2007 on the statement of condition and related bond portfolio of Van Kampen Unit Trusts, Municipal Series 652 (California Insured Municipals Income Trust, Series 249 and Insured Municipals Income Trust, Series 525) as of August 2, 2007 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.

                                                              GRANT THORNTON LLP

New York, New York
August 2, 2007